Matheu letter April 28,
2006                                                                   Item 99.1
--------------------------------------------------------------------------------


                                 John P. Matheu
                               215 Long Hill Drive
                          Short Hills, New Jersey 07078
                      Tel: 973.376.4285 - Fax: 973.376.2367
                           E Mail: monocIonal@aol.com





April 28, 2006


To: Board of Directors - William Armstrong, Michael Engelhart, Peter Katevatis, Esq., Chairman, John Kennedy, and Michael Kouvatas, Esq.

Notice: Federal Express and E-mail and Fax

Noticed: Frank Benick, CFO, Peter Hirshfield., Esq., Joseph Franchetti, Anil Rastogi, Ph.D., Sidney Braginsky

From: John P. Matheu, Director

Subject: Special Telephonic Board Meeting May 2, 2006

I ask that you reference the enclosed announcement of the May 2nd Board meeting.

The stated purpose of the meeting is clear and concise--no question about that. One must ask why such drastic action be proposed. After all, I did comply with the filing of Form 5 albeit I was late, and readily admit to my tardiness. But, is this the reason for such drastic proposed action by Peter. If so, it's weak reasoning considering the fact that the transaction was not done for any personal gain. Also, as far as I know, Peter's proposed action is not based on the Company's By Laws, the SEC or New Jersey Corporation Law.

Gentlemen, I'll get right to the point. The sole purpose of Peter's proposed action represents a transparent effort to have the Alfanix Agreement approved by the Board by stacking the Board in his favor. At the Board meeting on 3/28/06 the vote for approval of the Alfanix Agreement ended in a 3 to 3 tie, as you know. It's perfectly clear Peter is now using this May 2nd meeting to gain a 3 to 2 vote favoring the Alfanix Agreement by forcing me off the Board. Is this right? Is this ethical? Is it slanderous to my character? Is it in keeping with best interest of the shareholders? As members of the Board you should be fully aware of the details in connection with the Alfanix Agreement. Are you? In my letter of April 25, 2006 (copy enclosed) I offer a straightforward, reasonable course of action, to which I have had no response to date. with two objectives,
a) introduce new members, and b) present the Alfanix agreement for discussion and vote. This has all the marks of a win-win situation.

A little advice to a smart guy, if I may. You must come to the realization that to win big, things at MDSC must change in order to build investor confidence and increase investor interest. The technology is there. Organization and professional management are missing

Best Regards,


John P. Matheu


Copy: File

                              --------------------